Exhibit 99.1

On March 12, 2008, Daniel J. Brestle ("DJB") sold 50,300 shares of Class A Common Stock at an average sale price of $45.2410.
The information regarding the shares sold that day at each price per share appears in the two columns below:

6,300	$45.00
1,100	$45.01
2,000	$45.03
  700	$45.04
  200	$45.05
  900	$45.07
  900	$45.08
  500	$45.09
  300	$45.10
  700	$45.11
  400	$45.12
3,410	$45.21
1,690	$45.22
1,500	$45.22
  700	$45.23
  800	$45.23
  600	$45.24
  300	$45.25
1,100	$45.26
1,860	$45.27
  600	$45.27
   40	$45.28
4,600	$45.29
1,100	$45.29
  500	$45.30
  400	$45.31
  500	$45.31
  500	$45.32
  800	$45.34
1,500	$45.36
  500	$45.36
1,200	$45.37
1,400	$45.38
  300	$45.38
  100	$45.39
  500	$45.39
2,700	$45.41
1,800	$45.42
1,100	$45.42
1,800	$45.43
  100	$45.43
  600	$45.45
  500	$45.47
  100	$45.49
  600	$45.50
  100	$45.51
  100	$45.55